Exhibit 3.1.2

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED		Articles of Amendment	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation:	SofTech, Inc.

(2)	Registered office address:	59 Lowes Way, Suite 401, Lowell, MA 01851
(number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s):		IV
(specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted:		May 24, 2011
(month, day, year)

(5)	Approved by:

(check appropriate box)

. the incorporators.

. the board of directors without shareholder approval and shareholder approval was not required.

X . the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment.  Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV:

Voted:  That, effective at 5:00 p.m., eastern time, on the effective date of the filing of this Certificate of Amendment with the Secretary of Commonwealth of the Commonwealth of Massachusetts (the "Effective Time"), a one-for-twenty Reverse Stock Split of the Corporation's Common Stock shall become effective, pursuant to which each twenty (20) issued and outstanding shares of Common Stock and held by each shareholder of record of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock from and after the Effective Time.  No fractional shares of Common Stock shall be issued as a result of such reclassification and combination.  In lieu of any fractional shares to which the shareholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.

Voted:  The par value of the Common Stock immediately after the Effective Time shall remain at $0.10 per share, and the total number of authorized shares of Common Stock immediately after the Effective Time shall remain at 20,000,000.

To change the number of shares and the par value, *if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)			The amendment shall be effective at the time and on the date approved by the Division, unless a later effective
date not more than 90 days from the date and time of filing is specified:			June 7, 2011

Signed by:	/s/ Joseph P. Mullaney					,
	Joseph P. Mullaney		(signature of authorized individual)

. Chairman of the board of directors,

X . President,

. Other Officer,

. Court-appointed fiduciary,

on this	2nd	day of	June	,	2011	.

___________________

* G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III, See G.L Chapter 156D, Section 6.21, and the comments relative thereto.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

June 02, 2011  03:24 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth